UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2014

BAXANO SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33744	33-0909022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Horizon Drive, Suite 230

Raleigh, North Carolina 27615

(Address of principal executive offices)

(Zip Code)

(919) 800-0020

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On November 12, 2014, Baxano Surgical, Inc. (the “Company”) filed a voluntary petition for relief (the “Bankruptcy Filing”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) Case No. 14-12545 (the “Chapter 11 Case”). All documents filed with the Bankruptcy Court are available for inspection at the Office of the Clerk of the Bankruptcy Court or by visiting http://dm.epiq11.com. The Company will continue to operate its businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

The Company currently intends to seek approval from the Bankruptcy Court for an auction and sale of its assets under Section 363 of the Bankruptcy Code.

A copy of the press release the Company issued to announce the Chapter 11 Case is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On November 7, 2014, the Company received a notice from Hercules Technology Growth Capital, Inc. (“Hercules”) that an event of default has occurred under the Loan and Security Agreement (the “Loan and Security Agreement”), dated December 3, 2013, between the Company and Hercules, due to the Company’s insolvency and failure to make a principal payment thereunder. In addition, the Company’s Bankruptcy Filing described in Item 1.03 above constitutes an event of default that accelerates the Company’s obligations under the Loan and Security Agreement. As of November 13, 2014, an aggregate amount of approximately $7.6 million is immediately due and payable. As a result of the default, the loan accrues an additional three percent (3%) per annum default interest rate.

The Company believes that the ability of Hercules to seek remedies to enforce its rights against the Company under this and other agreements are stayed as a result of the Bankruptcy Filing and creditor rights of enforcement against the Company are subject to the applicable provisions of the Bankruptcy Code.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 13, 2014, the Company announced that its Board of Directors has approved a plan to (i) voluntarily delist its common stock from the NASDAQ Stock Market LLC (the “NASDAQ”) and (ii) deregister the Company’s common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore, terminate its obligations to file periodic and current reports with the Securities and Exchange Commission (“SEC”). The Company has submitted written notice to NASDAQ of its decision to voluntarily delist its common stock and to terminate the registration of its common stock under the Exchange Act.

The Company intends to file a Form 25 with the SEC to effect the voluntary withdrawal of the listing of its common stock from NASDAQ as soon as possible. Delisting from NASDAQ will become effective 10 days after the filing date of the Form 25. Provided that the Company continues to meet the applicable legal requirements, it intends to file a Form 15 with the SEC as soon as possible to deregister the Company’s common stock under the Exchange Act and to suspend the Company’s duty to file reports under Sections 13(a) and 15(d) of the Exchange Act. The Company expects the termination of registration will become effective 90 days after the date of the filing of the Form 15 with the SEC.

A copy of the Company’s press release announcing this plan has been furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release of Baxano Surgical, Inc. dated November 13, 2014.
99.2	Press Release of Baxano Surgical, Inc. dated November 13, 2014.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAXANO SURGICAL, INC.

Date: November 14, 2014	By:	/s/ Ken Reali
Ken Reali
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Baxano Surgical, Inc. dated November 13, 2014.
99.2	Press Release of Baxano Surgical, Inc. dated November 13, 2014.